Exhibit 99.2

FISCAL 2020 FIRST QUARTER CONFERENCE CALL TRANSCRIPT

November 5, 2019 / 08:00 AM EST

On November 5, 2019, Premier, Inc. hosted a conference call to discuss financial results for the fiscal 2020 first quarter, ended September 30, 2019. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

CORPORATE PARTICIPANTS

James R. Storey Premier, Inc. – VP of IR

Susan D. DeVore Premier, Inc. – CEO and Director

Michael J. Alkire Premier, Inc. – President

Craig S. McKasson Premier, Inc. – CFO, CAO, Senior VP & Treasurer

CONFERENCE CALL PARTICIPANTS

Alexander Yearley Draper SunTrust Robinson Humphrey, Inc., Research Division – MD of Equity Research

Daniel Aversano Crédit Suisse AG, Research Division – Analyst

Eric R. Percher Nephron Research LLC – Research Analyst

Eric White Coldwell Robert W. Baird & Co. Incorporated, Research Division – Senior Research Analyst

James John Stockton Wells Fargo Securities, LLC, Research Division – Director & Senior Equity Research Analyst

Jason Michael Plagman Jefferies LLC, Research Division – Equity Associate

Lisa Christine Gill JP Morgan Chase & Co, Research Division – Senior Publishing Analyst

Michael Aaron Cherny BofA Merrill Lynch, Research Division – Director

Michael Anthony Newshel Evercore ISI Institutional Equities, Research Division – Associate

Richard Collamer Close Canaccord Genuity Corp., Research Division – MD & Senior Analyst

Ryan Scott Daniels William Blair & Company L.L.C., Research Division – Partner and Healthcare Analyst

Sean William Wieland Piper Jaffray Companies, Research Division – MD & Senior Research Analyst

Stephanie July Demko Citigroup Inc, Research Division – VP & Senior Analyst

Steven James Valiquette Barclays Bank PLC, Research Division – Research Analyst

Vikram Kesavabhotla Guggenheim Securities, LLC, Research Division – Analyst

PREMIER, INC.

Fiscal 2020 First Quarter Conference Call Transcript

P R E S E N T A T I O N

Operator

Good morning, ladies and gentlemen, and welcome to the Premier, Inc. FY20 First Quarter Results and Conference Call.

(Operator Instructions)

As a reminder, this call is being recorded.

I would now like to turn the conference over to your host, Mr. Jim Storey of Investor Relations.

James R. Storey—Premier, Inc.—VP of IR

Thank you, Crystal, and welcome, everyone, to Premier, Inc.’s Fiscal 2020 First Quarter Conference Call. Our speakers today are Susan DeVore, Chief Executive Officer; Mike Alkire, President; and Craig McKasson, Chief Administrative and Financial Officer. Susan, Mike and Craig will review the quarter’s performance, provide an operations update and discuss ongoing strategies for the year.

Before we get started, I want to remind everyone that copies of our earnings release and the supplemental slides accompanying this conference call are available in the Investor Relations section of our website at investors.premierinc.com.

Management’s remarks today contain certain forward-looking statements, and actual results could differ materially from those discussed today. These forward-looking statements speak as of today, and we undertake no obligation to update them. Factors that might affect future results are discussed in our filings with the SEC, including our Form 10-Q for the fiscal first quarter, which we expect to file soon. We encourage you to review these detailed safe harbor and risk factor disclosures.

Please also note, where appropriate, we will refer to non-GAAP financial measures to evaluate our business. Reconciliations of non-GAAP financial measures to GAAP financial measures are included in our earnings release, in the appendix of the supplemental slides accompanying this presentation and in our earnings release Form 8-K, which we expect to file to the SEC soon.

Now let me turn the call over to Susan DeVore.

Susan D. DeVore—Premier, Inc.—CEO & Director

Thanks, Jim, and welcome, everyone, to our conference call. Today, Mike, Craig and I will review our fiscal first quarter financial and operational performance and provide updates on our strategic initiatives and focus for the remainder of fiscal 2020. We’ll then turn the call over to Q&A.

So let’s get started.

Overall, our fiscal first quarter financial performance exceeded management’s expectations driven by the continued steady growth of our core supply chain business, which largely offset the anticipated softness in Performance Services segment revenue. We delivered this performance within the context of our longer-term focus on technology enabling our supply chain business and expanding our enterprise analytics and performance improvement capabilities. Mike and Craig will discuss our initiatives and financial performance shortly.

PREMIER, INC.

Fiscal 2020 First Quarter Conference Call Transcript

However, before we turn to further review of the quarter, I want to take a few minutes to address some recent market speculation about Premier.

To take a step back, Premier’s business model for both supply chain and Performance Services is driven by differentiated, comprehensive data analytics and services, which enable us to deliver a unique, integrated total value proposition customized for each member. This helps us retain and grow our business in a highly competitive marketplace, underscored by the fact that we have produced consistent, steady and profitable growth since our IPO.

We consistently deliver our members a total return on their investment averaging between 5 and 20:1. We believe this focus generates strong member satisfaction and has been the key driver of our high GPO retention rate, which has averaged in the mid- to high 90% range over the last decade. The fact is GPO switching occurs infrequently in our industry due largely to the considerable complexities involved, and we believe our members will continue to evaluate their relationship with Premier based on our total value proposition, the several components of which include contract pricing, total cost savings, analytic capabilities, resources dedicated to their accounts and fee share.

We also enjoy long-standing, collaborative relationships with our member-owners, the average tenure of which is about 20 years. These member-owners, many of which continue to hold a significant equity interest in our company, have worked with us over decades to build Premier into a powerful shared resource that provides the comprehensive cost, quality and safety solutions that they require to succeed in this dynamic and evolving marketplace. In short, we have very sticky relationships with our members. As we move forward, we expect to continue to win new business while retaining existing members.

With respect to retention, our 2 7-year group purchasing contract relationships with Yankee Alliance and Greater New York Hospital Association each have initial terms originally running to September 30, 2020. I’m very pleased to announce that Yankee, representing approximately 85 hospitals, has now renewed its relationship with Premier through September 2027. We are also in active and collaborative discussions with Greater New York. And while there can be no assurances, we can expect that our relationship with Greater New York and its members will continue for years to come.

Looking at new business growth. I am pleased to welcome VCU Health System, a comprehensive medical center in Central Virginia, to Premier. We are working with VCU to leverage our Supply Chain Services, analytics and insights in support of their mission to preserve and restore the health of their communities through innovative patient care, research and education.

As we think ahead about our evolving member relationships in this highly competitive and rapidly changing marketplace, we expect average fee share could trend incrementally higher over time as one variable component within our total value proposition. However, we also believe that our members are focused on the total return on their relationship with Premier, not merely this one component.

Within this total value relationship, we continue to work together with our members to expand initiatives designed to deliver more supply chain savings through contract expansion and penetration. We continue to target the profitable low- to mid-single-digit Supply Chain Services revenue growth that we have steadily produced since our IPO. Significant initiatives under way include leveraging new opportunities in the area of purchased services; continuing to expand our high-compliance purchasing programs; continuing to build out our ProvideGx drug shortage program; and rolling out our new e-commerce platform, stockd. As Mike will discuss shortly, some of these initiatives helped drive our 8% revenue growth in Supply Chain Services in the first quarter.

PREMIER, INC.

Fiscal 2020 First Quarter Conference Call Transcript

So let me wrap up by saying that clearly, we are operating in a highly competitive market, and just as clearly, we intend to maintain and build upon Premier’s leadership position in our industry. We continue to prudently deploy a portion of the company’s strong cash flow to invest in internal and external expansion of our capabilities, which, in turn, strengthens our value proposition with members, creates multiple growth drivers for Premier and helps drive long-term value creation for our stockholders.

Now let me turn the call over to Mike Alkire, our President, who will walk you through some of the initiatives we’re pursuing.

Michael J. Alkire—Premier, Inc.—President

Thank you, Susan, and thanks, everyone, for joining our call. Today, in reviewing our operational performance, I’m going to first note how pleased we are with the performance of our Supply Chain Services businesses.

A key driver of net administrative fees revenue growth was our high-compliance portfolio members. This growth largely reflects the ongoing work we are doing with this high-compliance initiative to bring value and vital cost controls to our members. We are excited about the success of this initiative and expect it to continue driving profitable growth for us.

As always, we are focused on delivering enhanced and comprehensive value to our members, which we believe our acquisition last week of Medpricer will help us to continue to achieve. Medpricer enables health systems to effectively manage the large but elusive area of purchased services, which are provided by third-party vendors to accomplish routine, continuing and necessary clinical and nonclinical functions, things like staffing services, marketing, lab testing and environmental services. According to research, purchased services, on average, account for up to 30% of a typical U.S. hospital’s nonlabor expenses and often fall outside the scope of traditional national group purchasing contracts.

Medpricer accelerates our capabilities in this major area of spend by technology enabling our comprehensive purchased services spend database, helping us more effectively address a largely untapped acute care market with purchasing spend that we estimate approximates $160 billion. Medpricer provides technology solutions that enable hospitals and other health care providers to analyze, benchmark and source purchased services contracts independent of any existing GPO affiliation. We believe Medpricer represents a key component of our technology-enabled supply chain strategy, enhancing our core supply chain offering and total value approach for our members while delivering incremental SaaS subscription and net administrative fees revenue for Premier as it helps to drive contract penetration and expand our contract portfolio in the area of purchased services.

We also continue to achieve success in addressing the ongoing drug shortage problem. Earlier this year, we announced our partnership with CognitiveRx to technology-enable the process of identifying and solving drug shortages. Through our ProvideGx program, we continue to engage with strategic partners, and our efforts have directly led to a reliable supply of an additional 15 critical shortage drugs in 2019 alone, taking the total number of shortage drugs addressed through our program to more than 130. For example, we recently announced the success of our partnership with Exela Pharma Sciences in resolving the shortage of cysteine hydrochloride injections. We also recently partnered with Ampha-star to provide 7 additional shortage drugs. The objective of this initiative is to continually identify safe, high-quality supply sources for drugs that are or may be at risk of being added to the national drug shortage list. Through this program, we serve a critical need in the market, provide additional value to our members and drive incremental net administrative fees revenue for Premier.

PREMIER, INC.

Fiscal 2020 First Quarter Conference Call Transcript

Turning to Performance Services. As we have previously discussed, we continue to operate in a challenging market, where political and regulatory uncertainties are weighing on provider decision-making in some areas, impacting both our technology and consulting businesses. In response, we are continuing to invest in and cultivate new areas of growth in adjacent markets to drive value creation and improve revenue growth. Let me walk you through some of these initiatives.

First, we’re making progress in the development of our high-value network. 35 health systems, representing more than 440 hospitals, have agreed to be the initial participants in our high-value network of providers. To that end, we recently formed a new company, Contigo Health, which will be powered by our member networks, data and technology. The Contigo Health network will link employers, health systems and other payers to achieve common goals, including increasing access to high-quality care, improving employee productivity and controlling costs. We expect to formally launch Contigo next week and soon thereafter announce health system participants and provide information about major national employer participants. These pilot programs will bring employers and health system partners together in select markets to address 2 goals: one, help reduce unwanted variation in care in order to lower costs and improve outcomes; and two, increase engagement with employers’ health and wellness programs in the clinical setting.

Second, we continue to make progress growing our strategic relationships in our applied sciences research business, which leverages our best-in-class data, subject matter expertise and our provider channel to generate real-world evidence that supports health care transformation. For example, we recently announced a new partnership with GE Healthcare to bring same-day breast cancer diagnosis and treatment models to the United States. This compares to current diagnosis and treatment that, in some cases, requires patients to wait weeks for a follow-up exam to evaluate the results of a suspicious mammogram.

Third, we are investing in additional sales and account management capabilities as well as consulting professionals to help drive Performance Services growth in the back half of the current fiscal year and into fiscal 2021. We are focusing on recruiting additional senior consulting professionals to further enhance capabilities within our various service lines.

Finally, I’d like to briefly touch on our recent announcement of stockd., our internally developed e-commerce marketplace that will initially focus on serving select classes of trade in the non-acute or alternate-site market, which includes facilities like home health providers, senior living facilities, physician offices and imaging centers, among others. Building on our supply chain expertise, stockd. is a natural extension of our ongoing efforts to foster increased competition and make the health care supply chain more efficient. We expect this purchasing platform to offer significant time savings and the ability to leverage Premier’s expertise, pricing and qualified supplier relationships to inform purchasing decisions. For Premier, we expect stockd. to enhance our core supply chain capability by providing incremental net administrative fees revenue as it helps drive further contract penetration for our alternate-site members.

PREMIER, INC.

Fiscal 2020 First Quarter Conference Call Transcript

Looking forward, we remain focused on further developing our technology-enabled supply chain and enterprise analytics and performance improvement strategies. We believe our continuous focus on enhancing our core capabilities while developing new ones positions us well both now and in the future.

Thank you for your time today. Now let me turn the call over to Craig McKasson, our Chief Administrative and Financial Officer.

Craig S. McKasson—Premier, Inc.—Chief Administrative Officer, CFO, Senior VP & Treasurer

Thanks, Mike. Now let’s walk through the first quarter financial results in more detail.

From a GAAP standpoint, consolidated first quarter net revenue of $302.4 million increased 3% from $292.6 million a year ago. Supply Chain Services segment revenue of $223.1 million increased 8% from $206.9 million. Net administrative fees revenue of $172.4 million increased 6% from $162 million primarily resulting from contract penetration driven by high-compliance portfolio members, as Mike noted, as well as by the addition of new contract categories and suppliers.

Looking at recent patient utilization trends, we also note that acute care utilization has increased in both inpatient and outpatient settings. Products revenue of $48.1 million increased 10% from $43.7 million last year driven by growth in certain commodity product categories of the direct sourcing business as well as by sales associated with aggregated purchasing of products.

Turning to the Performance Services segment. As anticipated, first quarter revenue of $79.3 million decreased 7% from $85.7 million a year ago. As we anticipated and previously discussed, factors negatively impacting Performance Services segment revenue included reduced revenue from our Hospital Improvement Innovation Network contract with CMS and fewer consulting engagements relative to last year when multiple engagements were under way in conjunction with the recruitment of a number of academic medical centers. Additionally, the applied sciences business experienced lower year-over-year revenue largely related to timing of certain contracts. This was partially offset by growth in our clinical decision support technology.

Looking at profitability. GAAP net income was $70.9 million for the quarter compared to $83.4 million last year. After a GAAP-required noncash positive adjustment of $694.3 million to reflect the decrease in the redemption value of limited partners’ Class B common unit ownership based on the decline in our stock price during the period, we reported GAAP net income of $0.49 per share. Consolidated non-GAAP adjusted EBITDA of $140.3 million for the quarter increased 1% from $139.5 million.

From a segment perspective, Supply Chain Services non-GAAP adjusted EBITDA of $149.9 million compared with $136.3 million. The 10% year-over-year increase was primarily driven by higher net administrative fees revenue.

In Performance Services, non-GAAP adjusted EBITDA of $20.4 million compared with $30.6 million a year ago. The decline was primarily driven by the same factors impacting revenue that I just discussed as well as by increases in salaries and expenses associated with our investment in additional sales and consulting professionals and ongoing strategic investments, as Mike described. These were partially offset by a reduction in bad debt expense.

First quarter non-GAAP adjusted fully distributed net income of $86 million decreased 2% from $87.5 million a year ago, and non-GAAP adjusted fully distributed earnings per share increased to $0.68 from $0.65.

PREMIER, INC.

Fiscal 2020 First Quarter Conference Call Transcript

As part of our ongoing $300 million Class A share repurchase program, for the first quarter and through October 31, we repurchased a total of 4.1 million shares for $130.6 million at an average price of $31.90 per share.

From a liquidity and balance sheet perspective, cash flow from operations for the first quarter was $96.1 million compared with $61.6 million last year. The increase in cash flow from operations was primarily driven by growth in both net administrative fees revenue and collections on accounts receivable. These increases were partially offset by growth in selling, general and administrative expenses.

Non-GAAP free cash flow for the first quarter was $43.5 million compared with $3.1 million a year earlier primarily due to the same factors driving growth and cash flow from operations as well as a decrease in purchases of property and equipment and a decrease in distributions to limited partners given the ongoing decline in member ownership as a result of the quarterly exchange process. Historically, free cash flow is lowest in the first quarter given that our fiscal year ends in June and the payment of certain expenses, including annual incentives, occurs in the first quarter. We continue to expect that non-GAAP free cash flow will approximate 55% to 65% of non-GAAP adjusted EBITDA for the full fiscal year. Our cash and cash equivalents totaled $125.2 million at September 30, 2019, compared with $141.1 million at June 30, 2019.

We ended the quarter with no outstanding balance on our 5-year, $1 billion revolving credit facility. Subsequent to quarter-end, we borrowed $125 million against the revolver for acquisitions, share repurchases and general corporate purposes. Our fiscal 2020 guidance remains unchanged from the guidance that we established on our last quarterly conference call.

Finally, I would like to provide a brief update on our ongoing quarterly exchange process. On October 31, approximately 6.9 million Class B units were exchanged on a 1-for-1 basis for shares of Class A common stock. Our next quarterly exchange occurs on January 31.

Thank you for your time today. Now let me turn the call back over to Susan.

Susan D. DeVore—Premier, Inc.—CEO & Director

Thanks so much, Craig. I want to conclude our prepared remarks with a few points I think are just worth repeating.

First, management remains highly confident in our business model and in the strong relationships that we have with our members. Premier was built to serve as a shared resource, providing the comprehensive cost, quality and safety solutions required by our members to succeed today and into the future.

Second, we believe Premier’s comprehensive data and analytics platform allows us to provide highly differentiated products and services, delivering significant return on our members’ total investment beyond administrative fee share. It’s a value proposition that attracts new members and has proven successful in driving our consistently high GPO retention rate.

Finally, we are operating in a highly competitive market, made even more challenging by the current regulatory environment. We intend to remain the leader in this market by continuing to retain and cultivate the member relationships that we’ve worked so hard to build by attracting new members and by continuing to invest in, build and innovate integrated solutions for continued success.

PREMIER, INC.

Fiscal 2020 First Quarter Conference Call Transcript

Now operator, please open the call for questions.

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions)

And your first question comes from the line of Ryan Daniels with William Blair.

Ryan Scott Daniels—William Blair & Company L.L.C., Research Division—Partner & Healthcare Analyst

Yes. In regards to the Performance Services division, I know you highlighted some staffing that you believe will help that growth in the back half of the year. And I’m curious if you think the increased staffing will give you the flexibility. Or is that kind of meeting green shoots of novel demand that you’re already seeing such that the visibility for that return to growth is higher than perhaps it was a few months ago?

Michael J. Alkire—Premier, Inc.—President

Thanks, Ryan. This is Mike. So a couple of things. First of all, I think it’s both, in answer to your question. There are a couple of very strategic projects that we’re putting some of these additional staff on to not only deliver what’s out there but also to expand those accounts. And then further, they’re bringing out a level of capability in terms of clinical transformation that we’ve really not had in the past. And so they’re out in the market trying to create new demand or working with our systems to create new demand in the whole area of clinical transformation.

Ryan Scott Daniels—William Blair & Company L.L.C., Research Division—Partner & Healthcare Analyst

Okay. That’s helpful. And then, Susan, you talked about obviously strong performance and long-term relationship in the supply chain. I’m curious, can you talk a little bit about the net admin fee that’s obviously been a focal point or hot point for investors? And I know the value proposition and total revenue is much broader than that. But what type of potential upward pressure might you see on the share back? And does that at all change the growth outlook with those entities going forward?

Susan D. DeVore—Premier, Inc.—CEO & Director

Yes. Thanks, Ryan. So what I would say is we continue to target low- to mid-single-digit growth in net revenue in the GPO. Our value proposition is differentiated. We think we’re different from the competitors, which is if you’re talking about a percentage of an admin fee or you’re talking about 10% supply chain savings on the spend, the supply chain savings number is just a much larger number. So while we think it’s a part of the value proposition, our intent is to continue to sell and deliver the whole value proposition. We will customize every relationship we have. And I talked about strategic initiatives, and Mike did as well, to get after more of the spend. There’s a lot of volume to be gotten. There’s a lot of contract penetration to be gotten. And the truth is administrative fees are all over the map, and they’re customized for every customer relationship. So we continue to have the same targeted net revenue growth performance plan, and we’re implementing our strategies based on that.

PREMIER, INC.

Fiscal 2020 First Quarter Conference Call Transcript

Operator

Your next question comes from the line of Jamie Stockton with Wells Fargo.

James John Stockton—Wells Fargo Securities, LLC, Research Division—Director & Senior Equity Research Analyst

I guess maybe since GPO seem to be so strong during the quarter and you guys are calling out the high-compliance model as maybe one of the biggest drivers of that, if you could just talk about where the penetration of that stands today, how people should think about its ability to penetrate your customer base, like what portion of the customer base is really appropriate for it, that’d be great.

Michael J. Alkire—Premier, Inc.—President

This is Mike. So just as a quick reminder, we have 2 very high-committed programs. One is SURPASS, which we have approximately 11 core members and about $8.5 billion of spend that’s in SURPASS. And then we also have ASCEND, which is still a highly committed program but not quite as highly committed as SURPASS. We have about 1,000 hospitals and $21 billion of spend within our ASCEND program. So collectively, if you pull both of those programs together, there’s about $30 billion of spend that’s in those 2 programs. So obviously, we think that there’s additional opportunities to expand the portfolio in both those programs of committed contracts. And so our focus is to continue to move from commodities to those areas that are sort of clinically preferred to more physician preference. So we still think there’s a long runway of opportunity. And as we get into the more complex areas, we believe there’s actually going to be more savings.

Craig S. McKasson—Premier, Inc.—Chief Administrative Officer, CFO, Senior VP & Treasurer

And Jamie, this is Craig. My only comment I would add quickly is that SURPASS actually initially was limited to a core group. And within the last 6 months, we’ve opened it up for new members to come in and join that and have actually been successful in expanding that to some additional members.

Michael J. Alkire—Premier, Inc.—President

Thanks, Craig.

James John Stockton—Wells Fargo Securities, LLC, Research Division—Director & Senior Equity Research Analyst

Okay. That’s great. And then maybe just sticking with that real quick. The GPO business, Mike, I think you highlighted the stockd. e-commerce platform. Is there a way that we should think about the portion of the market that, that is really targeting? I know you rattled off some examples of providers. But kind of how much of the health care spend do those providers really represent? And how should we think about how successful maybe GPOs have historically been penetrating that part of the market? And if it’s a relatively low penetration, where could it go with more of an e-commerce-focused solution?

PREMIER, INC.

Fiscal 2020 First Quarter Conference Call Transcript

Craig S. McKasson—Premier, Inc.—Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes. Jamie, this is Craig. So I’ll start and then Mike can add some more color, but I think we’ve talked in the past about this. The alternate-site space, which includes all those types of facilities outside the walls of the hospital, represent about 30% of our GPO today. So as Mike described, the launch of stockd., which is in its initial phases, is targeting a subset of the 50-something classes of trade that are outside the walls of the hospital. And so it’s early stage in terms of the growth potential today, but it’s the foundation for expansion into those additional classes and, ultimately, to drive a more seamless and efficient way of purchasing on a contract portfolio for those alternate sites. So ultimately, we think the market opportunity is very large. But early on, it’s just in a limited group of classes of trade as we’re continuing to build it out.

Michael J. Alkire—Premier, Inc.—President

Yes. And the only thing I’ll add there is that it’s the technology enablement to really get after all these disparate areas that we think is going to be the key differentiation for the program, as well as, as you think about our strategy, we’re working with vetted suppliers. So it’s really, really important that we understand the chain of custody and that we ensure that the ultimate end user experience for the use of these products remains incredibly high.

Operator

Your next question comes from the line of Lisa Gill with JPMorgan.

Lisa Christine Gill—JP Morgan Chase & Co, Research Division—Senior Publishing Analyst

Mike, I just wanted to go back to your comments around Contigo Health and just better understand how it is that Premier fits into this and how you make money. You talked about stockd. and talked about net administrative fee revenue. How will it work with this new high-value network from a revenue earnings perspective for Premier?

Michael J. Alkire—Premier, Inc.—President

Yes. So let me just step all the way back. So if you think about our initiative with Contigo Health, it really is leveraging our core capabilities around working with our health care systems to drive improvements and then leveraging our technology and our benchmarking capability to really rise everybody’s performance to the same level. So that’s really what we’re leveraging, is all that history of working with all these health care systems to rise all of their performance from a quality standpoint.

Three areas of focus, if you think about the business model, for us. First, and Susan always says this, it’s a layer on top of the relationship that employers have with their current commercial health care insurance providers. So think of things like ancillary benefits like smoking cessation. We believe with our clinical physician support tool, we can actually help implement some of those programs more effectively than they’re currently being implemented. So that’s one. There’s an opportunity to get some PMPM sort of revenue associated with that.

Number two, we talked about the high value network itself. We believe we’re going to be launching national programs that standardize care and reduce variation in terms of how care is provided. So there’s going to be an opportunity to work with our health care systems to sell more technology and services to drive that high level of care that the employers are going to expect.

PREMIER, INC.

Fiscal 2020 First Quarter Conference Call Transcript

And then three, we have a number of our health care systems that actually have health plans, and they want to go direct to those large employers in their market. We believe our high value network will be the backbone for them to provide those services outside of those markets.

Susan D. DeVore—Premier, Inc.—CEO & Director

So it’s basically technology fees, consulting fees, potentially a portion of PMPM and potentially a portion of shared savings. So there will be multiple revenue drivers for those relationships.

Michael J. Alkire—Premier, Inc.—President

Yes. And Leigh Anderson reminded me there’s also this initial component around centers of excellence. And so we do believe that there’s going to be an opportunity for us to work with our health care systems to provide that center of excellence capability for large employers.

Lisa Christine Gill—JP Morgan Chase & Co, Research Division—Senior Publishing Analyst

And so as we just think about the timeline of this, you talked about formal launch being next week. When we think about the benefit year, for example, for an employer is generally January 1, I mean, so should we think of this as more of a January 1, 2021, opportunity? Or do you think you’ll see any benefit coming through in the calendar year of 2020?

Craig S. McKasson—Premier, Inc.—Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes. It’s a great question, Lisa. This is Craig. So it really is earmarking more toward a 2021, 2022 kind of launch. There will be some small pilots that we’ll probably be doing in calendar 2020, but we would expect it to begin to really get legs in future years given the timing of benefits, as you highlighted.

Operator

Your next question comes from the line of Steven Valiquette from Barclays.

Steven James Valiquette—Barclays Bank PLC, Research Division—Research Analyst

Susan, Mike and Craig, so congrats on the renewal of the Yankee Alliance contract. Just a couple of questions around that. I guess just generally speaking, is there any notable change in the pricing or economics around that contract? Or would you characterize the economics as fairly consistent in the context of a renewal? And then does this renewal relate just to the Supply Chain Services side of your business? Does it include any components that would help Performance Services segment either directly or indirectly?

Craig S. McKasson—Premier, Inc.—Chief Administrative Officer, CFO, Senior VP & Treasurer

Sure, Steve. This is Craig. So we don’t disclose individual contract terms, but what I can tell you with respect to the Yankee Alliance renewal through 2027 is we do not believe it will have a material impact on our ongoing financial performance.

PREMIER, INC.

Fiscal 2020 First Quarter Conference Call Transcript

With respect to the nature of the renewal, it is primarily centered around our Supply Chain Services capabilities and the GPO renewal. But we do continue to have a very strategic relationship with Yankee and its members and look for opportunities to leverage those relationships to drive Performance Services growth and other solutions in that marketplace.

Operator

Your next question comes from the line of Sean Wieland from Piper Jaffray.

Sean William Wieland—Piper Jaffray Companies, Research Division—MD & Senior Research Analyst

I was hoping you could just put a little bit — some more parameters around your statement, Susan, that fee share could trend incrementally higher over time. Just don’t want to run — anyone to run away with that.

Susan D. DeVore—Premier, Inc.—CEO & Director

Yes. Sean, as I said before, we are all about the total value proposition. Every deal is customized to the needs of the member. I think that in some instances, they request additional fee share. In some instances, they request a higher savings target, additional resources or technology. And so I think we are just reflecting what we think would be sort of natural market trends. And there may be some incremental increase in administrative fee share, but we think our members and customers are focused on the total value proposition. So it’ll just be one part.

Sean William Wieland—Piper Jaffray Companies, Research Division—MD & Senior Research Analyst

Okay. And on Contigo, just so I understand this, do all of your direct contracting capabilities fit within this new company?

Susan D. DeVore—Premier, Inc.—CEO & Director

So yes, we actually have hired up a team and made investments in the people that come from payer and centers of excellence and clinical improvement kinds of backgrounds. And so we will have all of those resources in a group targeted to doing direct relationships with employers and will bring the network to it. And our job in all of that will be primarily to help design centers of excellence or design pilots and design programs that allow those employers to take out the variation across the performance of a network of providers. But I think the answer to your question is yes unless I didn’t understand the question.

Operator

Your next question comes from the line of Eric Coldwell with Robert W. Baird & Company.

Eric White Coldwell—Robert W. Baird & Co. Incorporated, Research Division—Senior Research Analyst

I noticed in the products discussion under supply chain, 10% growth, certain commodity products in aggregate purchasing timing. I’m hoping you could parse those out for us. What were the commodity products that showed strength? And then what was the magnitude of the, it appears to be, upside aggregate purchasing?

PREMIER, INC.

Fiscal 2020 First Quarter Conference Call Transcript

Craig S. McKasson—Premier, Inc.—Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes. This is Craig, Eric. So on the commodity products, it was really strong growth in our gloves business and incontinence products. So kind of standard typical market products that we have in that portfolio of products. And so just continuing to see kind of usage and expansion across our membership base and use of those kind of standard commodities.

Relative to the aggregated purchasing of products, as we’ve talked about in the past, we have periodic programs where we work with particular manufacturers of products when they have excess capacity, and we can aggregate our demand together. And so there are periods of time where we will have opportunities to take titles of product and — based on the demand of our members and send that through. And so while I don’t have the exact specific breakout for you, I would say that a couple percentage points of the growth was from the increase in those aggregated purchasing of products in the quarter.

Eric White Coldwell—Robert W. Baird & Co. Incorporated, Research Division—Senior Research Analyst

That’s very helpful. And then just one quick follow-up. ProvideGx, I’m curious if you can give us a sense on the contribution that’s having or might have over the next 12 months from both a revenue and also a profit standpoint.

Craig S. McKasson—Premier, Inc.—Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes. This is Craig. So the main contribution from ProvideGx is the — getting those products on contract so that we continue to have them in our pharmacy portfolio with net administrative fees. So it’s not — I’ll say that the number of drugs we’re talking about, the incremental new ones, the 15 that we’ve added in calendar ‘19, aren’t going to materially move the needle in terms of our performance, but they are continuing to ensure that there’s reliable access to pharmaceuticals that were and have historically been in our program so that we’re not seeing a decline or a decrease. And so they’re sustaining the ongoing business that we have and the targeted low- to mid-single-digit growth in our net administrative fees. Mike, you might have more to add.

Michael J. Alkire—Premier, Inc.—President

Yes. Craig, the only thing I want to add is that ProvideGx just builds out our overall pharmacy program. So it just truly differentiates the way that we think about the entire pharmacy program, and it allows us to go to market in a differentiated way.

Eric White Coldwell—Robert W. Baird & Co. Incorporated, Research Division—Senior Research Analyst

So is it safe to say that ProvideGx is actually helping — I think Craig referenced this. It’s actually helping your net admin fees as much as it’s helping the product segment? That it’s keeping you — it’s keeping your clients’ access to these products? So it’s allowing you to maintain your share, maybe improve your penetration into pharmacy within the GPO?

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Fiscal 2020 First Quarter Conference Call Transcript

Craig S. McKasson—Premier, Inc.—Chief Administrative Officer, CFO, Senior VP & Treasurer

That’s correct, Eric. And over time, there could be more contributions to product revenues or there could be royalties if we’re making investments for the company, et cetera. But to date, it’s been just ensuring access to drugs under the GPO contract portfolio primarily.

Operator

Your next question comes from the line of Michael Cherny with Bank of America.

Michael Aaron Cherny—BofA Merrill Lynch, Research Division—Director

So the one thing I want to dive back into is the comments you made on utilization. If I heard you correctly, you said you’re seeing expansion of both inpatient and outpatient utilization. Can you maybe dive a little bit into what you’re seeing from there? I guess how is the trend relative to previous quarters? And does that have any impact on how you think about your growth rates for the remainder of the year given, obviously, that this is just your first fiscal quarter?

Susan D. DeVore—Premier, Inc.—CEO & Director

Yes. So thanks, Mike. We have seen actually for the first time in 5 quarters an increase in all 3 areas. So inpatient utilization, outpatient utilization and ambulatory non-acute utilization. So the utilization increases are small, but they’re positive. And for the first time in 5 quarters, I think our net administrative fee revenue is driven in some ways by utilization, by volume of purchasing, by penetration of the contracts, by the categories that we have covered, by new customer growth and then offset by whatever change in fee share. So we feel like the utilization is a piece of the performance this quarter.

We think that the long-term trends in utilization will continue to be stable, inpatient, outpatient, and growing ambulatory utilization as it shifts. But as it shifts, the stuff that is inpatient is typically higher severity. So there are a lot of moving parts in that, but we are seeing strength right now in the utilization environment.

Craig S. McKasson—Premier, Inc.—Chief Administrative Officer, CFO, Senior VP & Treasurer

And Michael, this is Craig. The only color I would add is that given that it’s only been 1 quarter uptick at this point, we don’t necessarily see it as a sustainable trend yet to make any changes or revisions to our overall, which is why our guidance remains unchanged. But we’ll continue to evaluate that as we move forward.

Michael Aaron Cherny—BofA Merrill Lynch, Research Division—Director

That’s appreciated. Just one quick follow-up for you, Craig. You said you’d have $125 million drawdown on the revolver post quarter for, I believe, buybacks and deals. Is that just Medpricer on the deal side? Or is that encompassing other potential deals that you’re currently looking at?

Craig S. McKasson—Premier, Inc.—Chief Administrative Officer, CFO, Senior VP & Treasurer

Well, we certainly always have an active pipeline and are looking at transactions. But the only deal that we’ve actually funded is Medpricer, yes.

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Fiscal 2020 First Quarter Conference Call Transcript

Operator

Your next question comes from the line of Eric Percher with Nephron Research.

Eric R. Percher—Nephron Research LLC—Research Analyst

Susan, can I ask you to speak to the nature of the relationship of regional aggregators versus the average health system you may work with? If you look at the resources of Greater New York or Yankee, which obviously sounded worthwhile to extend with you, what are the key value drivers relative to your broader book?

Susan D. DeVore—Premier, Inc.—CEO & Director

Yes. So with both of those relationships, obviously it’s the contract portfolio, the pricing, the access to the high-compliance portfolio for their members. So a lot of the same things are important to those regional aggregators. Also, technology is very important to them because what they want to do with our spend analytics technology or our pharmacy analytics technology is to be able to look at it across their entire membership base. So it’s got basically the same components. We just leverage some of that improvement and execution of the value proposition through those aggregated groups. I think we are the infrastructure partner for those aggregated groups, and I guess that’s how I would describe it.

Eric R. Percher—Nephron Research LLC—Research Analyst

And maybe on your comment on customization. I know when we speak to customers and try to get a feel for where the admin fee share is, it’s very hard to pin them down, and it seems like there’s a fairly wide range. Would we find within your portfolio that there are some that may be at 60% or 70% because that’s their priority? Or do we find that given your technology services, it’s always going to be a much lower number?

Susan D. DeVore—Premier, Inc.—CEO & Director

No. I think you would find a wide range. So you would find them to be all over the map because for every one, there are multiple components, as I’ve described. And so you would find it to be all over the map depending on what are the most important components to them. So we — our owner contracts at the day of the IPO, those were similar to each other. But for many years before the IPO, during the IPO and since the IPO, we’ve been recruiting new members, bringing other folks in, and those admin fees are in a wide range.

Operator

Your next question comes from the line of Richard Close with Canaccord Genuity.

Richard Collamer Close—Canaccord Genuity Corp., Research Division—MD & Senior Analyst

On the VCU client or new client win, obviously a competitive win. I guess as a follow-on to Eric’s questions maybe, what were the key points in winning that business, if you can call anything out?

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Fiscal 2020 First Quarter Conference Call Transcript

Susan D. DeVore—Premier, Inc.—CEO & Director

It’s interesting in that, that was an academic. I think that was another one that had been with a competitor for a long time. Actually, the leader we worked with in that organization was the chair of the orthopedics division. And so their focus was how do we really get a handle on resource utilization. How do we really get a handle on high-cost physician preference items? How do we bring clinical quality and data analytics to the discussion of high-cost physician preference products? And so we spent a lot of time talking about all the categories, but I’d say in that one particularly, they thought we had a lot more to offer to actually change behaviors of physicians in the high-cost areas.

Richard Collamer Close—Canaccord Genuity Corp., Research Division—MD & Senior Analyst

Okay. And then as a follow-up, I understand your broad offering, delivering value as differentiator versus your competitors and driving high retention. I’m just curious, have you lost any GPO clients solely attributed to the share back difference versus competitor?

Susan D. DeVore—Premier, Inc.—CEO & Director

That’s a good question, Richard. Typically, if we have lost any clients, it’s because it’s been a merger, and they moved to a consolidated partner. That was the case with Tenet Vanguard several years ago. Or there’s a change in leadership. I think — and then it’s how does the total value proposition compare one competitor to another. So we have a winning record. We’ve been a market taker. We’ve taken several from our competitors. And when we lose, it’s usually a merger or it’s a change in leadership.

Operator

Your next question comes from the line of Vikram Kesavabhotla with Guggenheim.

Vikram Kesavabhotla—Guggenheim Securities, LLC, Research Division—Analyst

I just want to go back to the Performance Services business. In your prepared remarks, you called out the ongoing regulatory uncertainty kind of weighing on provider decision-making. I’m just curious if you can give some color, based on the conversations you’re having with clients, when you think that dynamic can maybe start to alleviate the market and drive some change in the purchasing behavior.

Susan D. DeVore—Premier, Inc.—CEO & Director

There are some positive signals, meaning they continue to focus on the results of the ACO program, the movement to value-based care. They’ve made some recent regulatory changes in some of the Stark laws that actually prevented physicians and health systems from doing what they wanted to do together. And so we think we hear and we see some movement from a regulatory perspective. But recognizing that we’re in an election year and health care will be a high-profile topic in the election year, we’ve built that uncertainty because we think in a year of an election, people are saying a lot of things. They’re not able to do a lot of things. And so given that uncertainty, we’ve reflected it in our guidance, and we’ve also pivoted some of our resources and assets to go after some adjacent markets as well.

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Fiscal 2020 First Quarter Conference Call Transcript

Vikram Kesavabhotla—Guggenheim Securities, LLC, Research Division—Analyst

Okay. And maybe just as a quick follow-up, I think on the last call you talked about $12 million of operating investments that you’re making across the high value network and the integration of clinical decision support activities and a few other areas. Can you just give us an update on where you are in those investments and how you’re thinking about that for the remainder of the year?

Craig S. McKasson—Premier, Inc.—Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes. Sure. This is Craig. So we are still anticipating to have that level of incremental investment that we talked about last quarter. We did incur some of those investments in the first quarter, which is part of why you did see the increase in SG&A expense in the Performance Services segment as we are continuing to make those investments and expect some of the positive contributions or revenue contributions from Stanson and the clinical decision support technology as well as the beginning and the launch of Contigo to start to deliver some revenue contributions in the back half of the year that we’re not getting as significant of in the first half.

Operator

Your next question comes from the line of Stephanie Demko with Citi.

Stephanie July Demko—Citigroup Inc, Research Division—VP & Senior Analyst

I’m going to ask the same question a lot of folks have in a slightly different way. How many of your customers use solely the GPO and don’t take advantage of your ROI solutions like the analytics or consultant roles?

Craig S. McKasson—Premier, Inc.—Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes. So Stephanie, this is Craig. Broadly, as we talk about, we have relationships in some form or fashion with over 400 — I’m going to talk acute for a minute, 4,000 hospitals, and about 2,300, 2,400 of those use us for Supply Chain Services. About 2,300 or 2,400 of those use us for Performance Services capabilities. And there are somewhere in the range of 1,000 that are using something across both sides of those. And then there’s obviously the non-acute market where we’ve got a tremendous number, 175,000 different sites, that are using us for supply chain.

Susan D. DeVore—Premier, Inc.—CEO & Director

And Stephanie, even with those that are with us in supply chain and don’t use a lot on the Performance Services side, the supply chain analytics, pharmacy analytics, all the things that we provide in supply chain, generate that ROI, meaning we calculate those ROIs for our supply chain-only customers as well, and those are also in the 5:20:1. So I didn’t want you to misinterpret that, that ROI only applies to integrated customers. It applies to our supply chain customers as well.

Stephanie July Demko—Citigroup Inc, Research Division—VP & Senior Analyst

So it’s not just GPO, it’s some sort of supply chain solution on top of it, yes?

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Fiscal 2020 First Quarter Conference Call Transcript

Susan D. DeVore—Premier, Inc.—CEO & Director

Yes. So we have spend analytics, we have pharmacy analytics, we have wraparound supply chain consulting, we have all kinds of activities and revenue stream, in addition to admin fees, that come with our supply chain customers. And they pay for some of those SaaS-based subscriptions and consulting fees and then it gets calculated in that ROI.

Michael J. Alkire—Premier, Inc.—President

And Stephanie, this is Mike. And that’s the reason this Medpricer acquisition is so critical. It actually helps us to get after purchased services spend, which is a vast amount of spend that right now really is tough for our health care systems to manage.

Stephanie July Demko—Citigroup Inc, Research Division—VP & Senior Analyst

Understood. Understood. And then if you look at that cohort that’s only supply chain customers, is there any way to tease out if they have a different renewal rate or if they have a different sort or pricing dynamic than your main customer base?

Susan D. DeVore—Premier, Inc.—CEO & Director

I mean when your renewal rate is 98% overall, there is no room for much difference in renewal rates. So I would say that the renewal rates — I mean Craig, we’d have to go back and look, but I think the renewal rates are the same across the whole population as well as the supply chain population.

Operator

Your next question comes from the line of Sandy Draper with SunTrust.

Alexander Yearley Draper—SunTrust Robinson Humphrey, Inc., Research Division—MD of Equity Research

So maybe just — a lot has been talked about on the revenue side. But just curious, Susan or Craig or Mike, when you think about the renewals as you shift to then putting all these things together to sort of target the low- to mid-single-digit top line growth in supply chain, where do margins factor in then for you? And how do you think — as you see the mix of the different businesses you can put together, how much variability is on your margins? Just thinking about the long term, is there opportunity, if the mix shifts, to drive margins up? Or is it really we’re going to continue to see a little bit of subtle margin compression longer term just offset by the top line growth?

Craig S. McKasson—Premier, Inc.—Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes. Sandy, this is Craig. So I’ll start. So I do want to first highlight that the low- to mid-single digit is in the group purchasing part of Supply Chain Services, and we would expect to have higher growth from our products business. So the overall growth rate would be higher than that relative to — on supply chain. Relative to margins overall, what I would say is that we’ll continue to have some business mix shift impact over time if we have higher non-GPO business growth. So we’ll have product revenue growth outpacing that. And then longer term, our target and expectation is that we’ll get Performance Services back to growing at a mid- to high single-digit-type growth rate above the level of the GPO. So there could be some subtle business mix margin compression, which — but not to the level that we experienced kind of early in our post-IPO journey is the first comment I would make.

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Fiscal 2020 First Quarter Conference Call Transcript

And then what I would say relative to the supply chain itself is that low to mid-single-digit growth, part of our strategy — and Mike talked about some of these initiatives, but it’s really to continue to focus on capturing more spend and identifying more areas to actually capture savings for our health care systems and health care providers and deliver revenue for Premier. So in the areas of purchased services, capital facilities, different types of areas that typically have the non-acute given the launch of stockd., et cetera. So those will all help to maintain the overall margin. We don’t have a specific kind of multiyear margin that we’d broadcast. But at a high level, that’s what we would say relative to margins going forward.

Operator

Your next question comes from the line of Michael Newshel with Evercore.

Michael Anthony Newshel—Evercore ISI Institutional Equities, Research Division—Associate

And maybe to follow up on Performance Services. Just in the quarter, how does that step-down in EBITDA margins compare to your full year expectations? I know last call you expected to be in the mid-30s for the full year with a lower first half given the expected revenue softness, and you mentioned the investments as well. So I just wanted to confirm whether that first quarter margin is on track with your initial expectations for the full year.

Craig S. McKasson—Premier, Inc.—Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes. We continue to expect kind of mid-30% EBITDA margins for our Performance Services business, which is where it has consistently operated for the past couple of years. So it really is a function of some of the, as we talked about when we established the guidance last year and then as we look forward and based on the results, the investments that we’re making that I’ve talked about, the lower revenues, some of which is timing related. Overall on a full year basis, we continue to expect it will be in that mid-30s – low- to mid-30s range.

Michael Anthony Newshel—Evercore ISI Institutional Equities, Research Division—Associate

And how about like seasonally for like the rest of the year? Should second quarter see some step-up and a bigger step-up in the back half of the year? Or is it more like in the range of the first quarter?

Craig S. McKasson—Premier, Inc.—Chief Administrative Officer, CFO, Senior VP & Treasurer

No. You should see a step-up in the second quarter, and then yes, the back half of the year bringing a stronger contribution.

Operator

Your next question comes from the line of Jason Plagman with Jefferies.

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Fiscal 2020 First Quarter Conference Call Transcript

Jason Michael Plagman—Jefferies LLC, Research Division—Equity Associate

Just given your outlook for admin fee share to trend higher over time, how are you thinking about the relative size of the levers to achieve your target for mid to – low- to mid-single-digit annual growth in net admin fees? I just wondered out you’d split that out between client additions, increased contract compliance and expansion of the products under your contract portfolio.

Craig S. McKasson—Premier, Inc.—Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes. So this is Craig. As we’ve traditionally discussed, kind of 80-plus percent of our revenue growth in any — in administrative fees in any typical year comes from contract compliance, expansion of suppliers, expansion of areas within the portfolio. Like we call that more kind of same-store-type growth. And then somewhere in the range of 20% typically. It can vary in any particular period but tends to come from new member growth. We do continue to have a lot of the larger integrated delivery systems that are adding and expanding and growing in their own markets. And so that brings business to us. So we would expect — and obviously, the low to mid-single-digit growth that we’ve targeted for this year, we expect that sort of contribution. We are seeing in the first quarter evidence kind of stronger performance from some of those new initiatives like the ASCEND and the SURPASS high-compliance portfolio that did contribute and drive a significant component of the growth. So that is kind of the makeup of the composition that we’ll continue to see through the fiscal year and moving forward.

Jason Michael Plagman—Jefferies LLC, Research Division—Equity Associate

Okay. And then one other. On Medpricer, how many of your clients are currently using that tool or a similar software tool to manage their spend on purchased services? I’m just trying to get a feel for the runway for growth in that area.

Susan D. DeVore—Premier, Inc.—CEO & Director

It’s a relatively small number of our existing members. So we are obviously building the marketing plan to take it to the channel. It’s also, we think, interesting in that it’s sort of independent of GPO relationship. So we believe that Medpricer will allow us to serve not only our current channel but allow us to serve the purchased services market nationally.

Operator

Your next question comes from the line of Jailendra Singh with Crédit Suisse.

Daniel Aversano—Crédit Suisse AG, Research Division—Analyst

This is Daniel Aversano filling in for Jailendra Singh. Last quarter, you guys provided some color around the first half and second half revenue and EBITDA split for each segment. So I was just wondering if there’s any change to those expectations.

Craig S. McKasson—Premier, Inc.—Chief Administrative Officer, CFO, Senior VP & Treasurer

This is Craig. So no significant change to the cadence that we talked about last quarter.

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Fiscal 2020 First Quarter Conference Call Transcript

Daniel Aversano—Crédit Suisse AG, Research Division—Analyst

Okay. And then is there any further update on your Hospital Improvement Innovation Network contract with CMS? I know it’s currently scheduled to end in March 2020, but I was wondering if there’s any possibility of CMS continuing with the program.

Craig S. McKasson—Premier, Inc.—Chief Administrative Officer, CFO, Senior VP & Treasurer

There is — this is Craig. There’s certainly a possibility that it could be extended or could be reformulated into something different as we move forward, but no additional updates to provide at this time. At this point in time, we continue to expect to have approximately $6 million of revenue contribution in fiscal ‘20 running through March ‘20. And our guidance and our plans for the year factor in that, that will terminate at that point. To the extent that we hear anything, we obviously will update the markets on our information at that point in time.

Operator

At this time, I would like to turn it back to Susan DeVore for any further comments.

Susan D. DeVore—Premier, Inc.—CEO & Director

Thank you, Crystal. Thanks, everyone, for your time today. I’m sure we’ll be meeting and talking with many of you in the weeks and months ahead. Our next quarterly update is currently scheduled for February 4. Thanks so much.

Operator

Ladies and gentlemen, this concludes today’s conference. Thank you for your participation and have a wonderful day. You may all disconnect.